Exhibit 14 i

Consent of Independent Registered Public Accounting Firm

The Boards of Trustees

MainStay Funds Trust

We consent to the use of our report dated December 20, 2019, with respect to the financial statements and financial highlights of Voya CBRE Global Infrastructure Fund, and our report dated January 27, 2020, with respect to the financial statements and financial highlights of MainStay Cushing Renaissance Advantage Fund, a series of MainStay Funds Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Financial Highlights of the Funds” in this Proxy Statement/Prospectus, and “Pro Forma Financial Information” in the Statement of Additional Information for this Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 28, 2020